UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2014

3DIcon Corporation

 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	000-54697 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 3.02	Unregistered Sale of Equity Securities

On January 22, 2014, 3DIcon Corporation (the “Company”) entered into a Mutual Release (the “Release”) with IBC Funds, LLC (“IBC”) pursuant to which each party would release the other party from any and all obligations pursuant to that certain court-approved Settlement Agreement dated as of July 26, 2013 (the “Settlement Agreement”), as described in the Company’s Current Report on Form 8-K filed on July 31, 2013.

In consideration for the Release, IBC will accept and the Company will remit to IBC: (i) a cash payment of $190,000, (ii) an issuance of 9,000,000 shares of the Company’s common stock, pursuant to the terms of the Settlement Agreement under the December 18, 2013 Conversion Notice, and (iii) an issuance of 6,810,811 shares of the Company’s common stock, pursuant to the terms of the Settlement Agreement under the January 17, 2014 Conversion Notice (together, the “Consideration”). Pursuant to the Release, IBC has agreed that the Consideration shall be accepted as satisfaction in full of the payments due pursuant to the Settlement Agreement.

On January 23, 2014, the Company and IBC filed a Stipulation of Dismissal with Prejudice with the Circuit Court in the 12th Judicial Circuit in and for Sarasota County, Florida.

Also on January 23, 2014, the Company sold to Victor Keen, the Company’s Chief Executive Officer and a member of the Company’s Board of Directors, 190,000 Units for a purchase price of $190,000, as part of the Private Placement (as defined therein) disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2013. Pursuant to such Private Placement, the Company has received aggregate proceeds equal to $385,000. Such Private Placement is now closed.

The foregoing information is a summary of the Mutual Release and Stipulation of Dismissal is not complete, and is qualified in its entirety by reference to the full text of the Mutual Release and Stipulation of Dismissal, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review each for a complete understanding of the terms and conditions associated with these transactions.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1	Mutual Release
99.1	Stipulation of Dismissal with Prejudice

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2014	3DICON CORPORATION By: /s/ Victor Keen
Name: Victor Keen Position: Chief Executive Officer